                                                                   EXHIBIT 10.57
                          ARIAD GENE THERAPEUTICS, INC.

                            STOCK TRANSFER AGREEMENT

In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

The undersigned stockholder (the "Stockholder") of ARIAD Gene Therapeutics, Inc. (the "Company") agrees that, in the event he or she desires to sell, assign, transfer or otherwise dispose of any of the shares of capital stock of the Company now held or at anytime hereafter acquired by him or her (the "Shares") to any person, he or she will notify (the "Notification") the Company in writing addressed to its principal executive offices of his or her intention to do so, specifying the amount of Shares proposed to be transferred (the "Offered Shares"), the name of the person or persons (the "Third Party Purchaser") to whom he or she proposes to transfer the Offered Shares, and a price per share which shall be the minimum price per share at which he or she proposes to effect the transfer (the "Minimum Price"). The Notification shall contain an affirmation by the Stockholder that such Offered Shares are proposed to be transferred pursuant to a bona fide written purchase contract and that the Stockholder has a reasonable expectation of being able to effect the transfer at the Minimum Price to the Third Party Purchaser, and shall recite the basis for such expectation. The Notification shall offer to sell to the Company and/or its designees the Offered Shares, free and clear of any liens or encumbrances in favor of third persons, at the Minimum Price and on such other terms and conditions, if any, not less favorable to the Company and its designees as those proposed to be offered to such Third Party Purchaser. In the event all or any part of the consideration shall consist of consideration other than cash, the Minimum Price shall include the fair value of such other consideration as determined in good faith by the Company's Board of Directors.

The Company and its designees shall have the right to purchase the Offered Shares in accordance with the terms contained herein. The Company shall respond to the offer of the Stockholder within 30 days after receipt of the Notification. If the Company does not accept the offer of the Offered Shares in its entirety, the Stockholder shall be free to proceed to sell all, but not less than all, of the Offered Shares to the Third Party Purchaser specified in the Notification at not less than the Minimum Price. At least two business days prior to the closing of the purchase of the Offered Shares by the Third Party Purchaser (the "Third Party Closing"), the Stockholder shall deliver to the Company a certificate executed by the Third Party Purchaser stating that (i) the terms and conditions set forth in the Notification have been approved by the Third Party Purchaser's board of directors (or the equivalent governing body if the Third Party Purchaser is not a corporation), if applicable, (ii) the Third Party Purchaser is aware of the rights of the Company contained in this Agreement, and (iii) upon consummation of the Third Party Closing, the Third Party Purchaser shall become a party to this Agreement and agree to be bound by the terms and conditions hereof.

If the Stockholder fails to complete his or her proposed sale within a period of 60 days after the earlier to occur of (i) the date of rejection by the Company of the offer contained in the Notification or (ii) the date that is 30 days after the date of receipt by the Company of the Notification (the "Offer Expiration Date"), then the Offered Shares shall once again be subject to the requirements of a prior offer to the Company pursuant to the provisions of this Agreement.

In the event the Company and it designees shall elect to purchase or acquire all of the Offered Shares, written notice (the "Acceptance") to the Stockholder of such election to purchase or so acquire all of the Offered Shares shall, when taken in conjunction with the Notification, be deemed to constitute a valid and legally binding purchase and sale agreement.

The closing of a purchase and sale of Offered Shares pursuant hereto shall take place at the principal executive offices of the Company on the 30th day following the Offer Expiration Date (unless another time is specified in the Acceptance or is otherwise mutually agreed upon), at which time the Stockholder shall deliver the stock certificate or certificates representing the Offered Shares so sold (duly endorsed or accompanied by a duly executed stock power or assignment to effect transfer of ownership to the purchaser or purchasers on the records of the Company) against the Stockholder's receipt of payment of the Minimum Price by certified check, bank cashiers check or wire transfer.

The Stockholder acknowledges that the Company shall be authorized to (i) affix a legend referencing this Agreement on each certificate representing Shares issued to the Stockholder, and (ii) impose stop transfer orders with the Company's transfer agent.

The provisions of this Agreement shall not apply to the transfer of Offered Shares by the Stockholder to (i) the heirs, executors or legal representatives of the Stockholder, (ii) the members of the immediate family of the Stockholder, or (iii) the trustees of an inter vivos or testamentary trust for the benefit of members of immediate family of the Stockholder, provided that, in each such case, such transferee shall become a party to this Agreement and agree to be bound by the terms and conditions hereof.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Stockholder and the Company on this ____ day of March 2001.


                                       STOCKHOLDER


                                       /s/ See Exhibit A
                                       --------------------------------
                                       Name:


                                       ARIAD GENE THERAPEUTICS, INC.

                                       By:  /s/ Harvey Berger
                                       ----------------------
                                       Title:  Chairman and CEO

                                    EXHIBIT A

STOCKHOLDER                                                  EXECUTION DATE
-----------                                                  --------------
Harvey J. Berger                                             March 12, 2001
David L. Berstein                                            March 13, 2001
Gerald Crabtree                                              January 31, 2001
John D. Iuliucci                                             March 13, 2001
Jay R. LaMarche                                              March 13, 2001
Stuart Schreiber                                             January 31, 2001
Manfred Weigele                                              March 13, 2001